Exhibit 99.1

Kala Pharmaceuticals Reports Third Quarter 2021 Financial Results and Provides Corporate Update

-- Achieved $3.1 Million in Net Revenue in 3Q 2021 --

-- EYSUVIS® Prescriptions Increased by 19% Compared to 2Q 2021

-- Expanding Clinical-Stage Pipeline Through Acquisition of Combangio --

-- Conference Call and Webcast at 10:30 a.m. ET --

WATERTOWN, Mass., November 15, 2021 – Kala Pharmaceuticals, Inc. (NASDAQ:KALA), a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies for diseases of the eye, today reported financial results for the third quarter ended September 30, 2021 and provided a corporate update.

“We have made progress toward our goal of providing patients and physicians with a portfolio of innovative medicines and product candidates that can better treat diseases of the front and back of the eye,” said Mark Iwicki, Chief Executive Officer of Kala. “We continue to receive positive feedback from physicians and patients on EYSUVIS and saw 19% prescription growth in the third quarter compared to the prior quarter. In parallel, we continue to invest in advancing our pipeline and today announced the acquisition of Combangio and its lead product candidate, now known as KPI-012, a novel biologic for the treatment of rare ocular surface diseases. We believe that together with our rTKI and SEGRM programs, KPI-012 will serve as a key foundation for our long-term growth. We look forward to submitting an investigational new drug application to the U.S. Food and Drug Administration for KPI-012 and, subject to regulatory clearance, initiating a Phase 2/3 trial for persistent corneal epithelial defect in the third quarter of 2022.”

Third Quarter and Recent Business Highlights:

EYSUVIS® (loteprednol etabonate ophthalmic suspension) 0.25%: EYSUVIS became commercially available in January 2021 as the first and only FDA-approved medicine for the short-term (up to two weeks) treatment of the signs and symptoms of dry eye disease. Data from Symphony Health and the EYSUVIS patient hub indicate that 18,537 EYSUVIS prescriptions were filled in the third quarter of 2021, representing quarter-over-quarter growth of 19%. As of the week ended November 5, 2021, 50,862 prescriptions of EYSUVIS, including over 6,652 refill prescriptions, written by more than 5,502 unique prescribers, have been filled since the product launched in early January 2021.

As of the end of the third quarter of 2021, Kala has secured coverage for more than 99 million commercial lives, which represents approximately 60% of all commercially insured lives. In the third quarter, EYSUVIS added an additional 4.5 million covered lives through health plans and existing contracts with Express Scripts and OptumRx. Kala continues to engage in contract discussions with other commercial health plans and expects to further expand formulary coverage in the coming months. In addition, as of the end of the third quarter of 2021, EYSUVIS achieved 10% Medicare Part D coverage, an increase of 3% for the quarter and total coverage for EYSUVIS is 4.5 million Medicare Part D lives.

INVELTYS® (loteprednol etabonate ophthalmic suspension) 1%: 37,410 INVELTYS prescriptions were reported by Symphony Health in the third quarter of 2021, compared to 41,103 prescriptions reported in the second quarter of 2021. INVELTYS prescriptions declined in the quarter due to continued weakness in the ocular surgery market from COVID-19 as well as the removal of INVELTYS from the CVS/Caremark formulary coverage list. Kala believes that INVELTYS prescriptions and revenues will return to growth as the number of ocular surgeries return to pre-COVID levels. However, the Company is unable to project the specific timing or quantify the specific potential impact on future revenues given the continued uncertainty around the impact and duration of the COVID-19 pandemic on elective procedures, which includes ocular surgeries.

Development-Stage Pipeline: In a separate press release issued today, Kala announced the acquisition of Combangio, Inc., a private, clinical-stage company developing a novel investigational secretome therapy, now known as KPI-012, to address the complex wound healing process in persistent corneal epithelial defect (PCED) and other severe ocular diseases driven by impaired corneal healing. KPI-012 is initially in clinical development for the treatment of PCED, a rare disease with an estimated incidence in the U.S. of 100,000 cases per year and 238,000 cases per year in the U.S., E.U. and Japan combined, and has received Orphan Designation for the treatment of PCED by the U.S. Food and Drug Administration (FDA). Kala plans to submit an investigational new drug (IND) application to FDA for KPI-012 and, subject to regulatory clearance, initiate a Phase 2/3 trial of KPI-012 in the third quarter of 2022.

In addition, Kala continues to progress its development programs targeted to address front and back of the eye diseases. These programs, all of which are new chemical entities (NCEs), include a receptor Tyrosine Kinase Inhibitor candidate (rTKI), KPI-287, and selective glucocorticoid receptor modulators (SEGRMs). KPI-287 is administered via suprachoroidal delivery for the treatment of retinal diseases, including wet age-related macular degeneration (wet AMD). Kala expects to announce preclinical pharmacokinetics and efficacy data in the first quarter of 2022.

SEGRMs are a novel class of therapies designed to modify the downstream activity of the glucocorticoid receptor to exhibit the anti-inflammatory and immunomodulatory properties of corticosteroids while potentially avoiding the typical safety concerns of steroids. Kala expects to determine a development candidate in the first half of 2022. Kala owns all intellectual property and worldwide rights to its pipeline candidates.

Financial Results:

The financial results below contain both GAAP and non-GAAP financial measures. The non-GAAP financial measures exclude stock-based compensation expense, loss on extinguishment of debt, non-cash interest expense and depreciation and amortization. See “Non-GAAP Financial Measures” below; for a full reconciliation of Kala’s GAAP to non-GAAP financial measures, please refer to the tables at the end of this press release.

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Cash Position: As of September 30, 2021, Kala had cash and cash equivalents of $124.5 million, compared to $149.6 million of cash, cash equivalents and short-term investments as of June 30, 2021. This decrease primarily reflects cash used in operations. Cash and cash equivalents as of September 30, 2021 do not reflect the $5 million paid as upfront consideration for the acquisition of Combangio, which was announced in a separate press release this morning. Based on its current plans, including the costs to acquire Combangio and develop KPI-012, Kala anticipates that its cash resources as of September 30, 2021, together with anticipated revenue from EYSUVIS and INVELTYS and certain cost containment measures, will enable it to fund its operations until the second quarter of 2023.

Third Quarter 2021 Financial Results

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Net Product Revenues: For the quarter ended September 30, 2021, Kala reported net product revenues of $3.1 million, consisting of $1.83 million of net revenues from EYSUVIS sales and $1.24 million of net revenues from INVELTYS sales, compared to $2.2 million from INVELTYS sales for the same period in 2020.

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Cost of Product Revenues: For the quarter ended September 30, 2021, cost of product revenues was $0.9 million, compared to $0.7 million for the same period in 2020. Cost of product revenues increased due to units of EYSUVIS sold. Non-GAAP cost of product revenues was $0.9 million for the quarter ended September 30, 2021, compared to $0.7 million for the same period in 2020.

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SG&A Expenses: For the quarter ended September 30, 2021, selling, general and administrative (SG&A) expenses were $25.3 million, compared to $23.9 million for the same period in 2020. The increase was primarily due to an increase in costs as a result of the launch of EYSUVIS, including expansion of Kala’s field sales force. Non-GAAP SG&A expenses were $22.1 million for the quarter ended September 30, 2021, compared to $20.5 million for the same period in 2020.

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R&D Expenses: For the quarter ended September 30, 2021, research and development (R&D) expenses were $2.9 million, compared to $3.5 million for the same period in 2020. The decrease was primarily due to costs incurred for STRIDE 3, Kala’s Phase 3 clinical trial of EYSUVIS as well as other costs related to EYSUVIS that were expensed as research and development, during the third quarter of 2020 which were not incurred during the same period in 2021, partially offset by increased spending on pipeline programs. Non-GAAP R&D expenses were $2.0 million for the quarter ended September 30, 2021, compared to $2.4 million for the same period in 2020.

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Operating Loss: For the quarter ended September 30, 2021, loss from operations was $26.1 million, compared to $25.8 million for the same period in 2020. Non-GAAP operating loss was $21.9 million for the quarter ended September 30, 2021, compared to $21.4 million for the same period in 2020.

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Net Loss: For the quarter ended September 30, 2021, net loss was $28.1 million, or $0.43 per share, compared to a net loss of $27.9 million, or $0.50 per share, for the same period in 2020. Non-GAAP net loss was $23.5 million for the quarter ended September 30, 2021, compared to $23.2 million for the same period in 2020. The weighted average number of shares used to calculate net loss per share was 65.1 million for the quarter ended September 30, 2021 and 56.0 million for the quarter ended September 30, 2020.

Financial Results for the Nine Months ended September 30, 2021

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Net Product Revenues: For the nine months ended September 30, 2021, Kala reported net product revenues of $9.4 million, consisting of $5.1 million of net revenues from EYSUVIS sales and $4.3 million of net revenues from INVELTYS sales, compared to $4.1 million of net revenue from INVELTYS sales for the same period in 2020.

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Cost of Product Revenues: For the nine months ended September 30, 2021, cost of product revenues was $2.7 million, compared to $1.8 million for the same period in 2020. The increase was primarily due to units of EYSUVIS sold as well as the increase in total INVELTYS units sold during the nine months ended September 30, 2021, compared to the same period in 2020, partially offset by a reserve for excess INVELTYS inventory of $0.5 million recorded during the nine months ended September 30, 2020, which did not occur during the same period in 2021. Non-GAAP cost of product revenues was $2.5 million for the nine months ended September 30, 2021, compared to $1.7 million for the same period in 2020.

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SG&A Expenses: For the nine months ended September 30, 2021, selling, general and administrative (SG&A) expenses were $81.0 million, compared to $54.6 million for the same period in 2020. The increase was primarily due to an increase in costs as a result of the launch of EYSUVIS, including expansion of Kala’s field sales force and stock-based compensation costs. Non-GAAP SG&A expenses were $70.1 million for the nine months ended September 30, 2021, compared to $47.2 million for the same period in 2020.

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R&D Expenses: For the nine months ended September 30, 2021, R&D expenses were $9.1 million, compared to $15.0 million for the same period in 2020. The decrease was primarily due to costs incurred for STRIDE 3, Kala’s Phase 3 clinical trial of EYSUVIS, during the nine months ended September 30, 2020, which were not incurred during the same period in 2021, partially offset by increased spending on pipeline programs. Non-GAAP R&D expenses were $6.1 million for the nine months ended September 30, 2021, compared to $12.5 million for the same period in 2020.

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Operating Loss: For the nine months ended September 30, 2021, loss from operations was $83.4 million, compared to $67.2 million for the same period in 2020. Non-GAAP operating loss was $69.3 million for the nine months ended September 30, 2021, compared to $57.3 million for the same period in 2020.

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Net Loss: For the nine months ended September 30, 2021, net loss was $95.0 million, or $1.49 per share, compared to a net loss of $73.2 million, or $1.44 per share, for the same period in 2020. Non-GAAP net loss was $74.5 million for the nine months ended September 30, 2021, compared to $62.5 million for the same period in 2020. The weighted average number of shares used to calculate net loss per share was 63.8 million for the nine months ended September 30, 2021, and 50.9 million for the nine months ended September 30, 2020.

Conference Call Information:

Kala will host a live conference call and webcast today, November 15, 2021 at 10:30 a.m. ET to review its third quarter 2021 financial results, as well as its acquisition of Combangio, which was announced in a separate press release this morning. To access the live conference call, please dial 866-300-4091 (domestic callers) or 703-736-7433 (international callers) five minutes prior to the start of the call and provide the conference ID: 7298039.

To access the live webcast, which will include a slide presentation, and subsequent archived recording of the call, please visit the “Investor” section on the Kala website at http://kalarx.com.

Non-GAAP Financial Measures:

In this press release, the financial results of Kala are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are stock-based compensation expense, loss on extinguishment of debt, non-cash interest expense and depreciation and amortization. Management believes this non-GAAP information is useful for investors, taken in conjunction with Kala’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Kala’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

About EYSUVIS:

EYSUVIS (loteprednol etabonate ophthalmic suspension) 0.25% is approved for the short-term (up to two weeks) treatment of the signs and symptoms of dry eye disease. EYSUVIS utilizes Kala's AMPPLIFY® mucus-penetrating particle (MPP) Drug Delivery Technology to enhance penetration of loteprednol etabonate (LE) into target tissue of the ocular surface. In preclinical studies, the AMPPLIFY Drug Delivery Technology increased delivery of LE into target ocular tissues more than three-fold compared to an active LE comparator by facilitating penetration through the tear film mucins. EYSUVIS was approved by the FDA on October 26, 2020. Kala believes that EYSUVIS' broad mechanism of action, rapid onset of relief of both signs and symptoms, favorable tolerability and safety profile and the potential to be complementary to existing therapies, offer a differentiated product profile for the short-term treatment of dry eye disease, including the management of dry eye flares.

EYSUVIS, as with other ophthalmic corticosteroids, is contraindicated in most viral diseases of the cornea and conjunctiva including epithelial herpes simplex keratitis (dendritic keratitis), vaccinia, and varicella, and also in mycobacterial infection of the eye and fungal diseases of ocular structures. The initial prescription and each renewal of the medication order should be made by a physician only after examination of the patient with the aid of magnification, such as slit lamp biomicroscopy, and, where appropriate, fluorescein staining. Prolonged use of corticosteroids may result in glaucoma with damage to the optic nerve, as well as defects in visual acuity and fields of vision. Corticosteroids should be used with caution in the presence of glaucoma. Renewal of the medication order should be made by a physician only after examination of the patient and evaluation of the IOP. Use of corticosteroids may result in posterior subcapsular cataract formation. Use of corticosteroids may suppress the host response and thus increase the hazard of secondary ocular infections. In acute purulent conditions, corticosteroids may mask infection or enhance existing infection. Use of a corticosteroid medication in the treatment of patients with a history of herpes simplex requires great caution. Use of ocular corticosteroids may prolong the course and may exacerbate the severity of many viral infections of the eye (including herpes simplex). Fungal infections of the cornea are particularly prone to develop coincidentally with long-term local corticosteroid application. Fungus invasion must be considered in any persistent corneal ulceration where a corticosteroid has been used or is in use. The most common adverse drug reaction following the use of EYSUVIS for two weeks was instillation site pain, which was reported in 5% of patients.

Please see full Prescribing Information at www.eysuvis.com

About INVELTYS:

INVELTYS (loteprednol etabonate ophthalmic suspension) 1% is a twice-a-day corticosteroid for the treatment of post-operative inflammation and pain following ocular surgery. INVELTYS utilizes Kala’s proprietary AMPPLIFY mucus-penetrating particle (MPP) Drug Delivery Technology to enhance penetration of loteprednol etabonate (LE) into target tissues of the eye. In preclinical studies, the AMPPLIFY Drug Delivery Technology increased delivery of LE into target ocular tissues more than three-fold compared to an active LE comparator by facilitating penetration through the tear film mucins. INVELTYS was approved by the FDA on August 22, 2018. Kala believes INVELTYS has a favorable profile for the treatment of inflammation and pain following ocular surgery, due to its twice-a-day dosing regimen.

INVELTYS, as with other ophthalmic corticosteroids, is contraindicated in most viral diseases of the cornea and conjunctiva including epithelial herpes simplex keratitis (dendritic keratitis), vaccinia, and varicella, and also in mycobacterial infection of the eye and fungal diseases of ocular structures. A prolonged use of corticosteroids may result in glaucoma with damage to the optic nerve, defects in visual acuity and fields of vision. If this product is used for 10 days or longer, IOP should be monitored. Use of corticosteroids may result in posterior subcapsular cataract formation. Use of steroids after cataract surgery may delay healing and increase the incidence of bleb formation. In those diseases causing thinning of the cornea or sclera, perforations have been known to occur with the use of topical steroids. The initial prescription and renewal of the medication order should be made by a physician only after examination of the patient with the aid of magnification such as slit lamp biomicroscopy and, where appropriate, fluorescein staining. Prolonged use of corticosteroids may suppress the host response and thus increase the hazard of secondary ocular infections. In acute purulent conditions, steroids may mask infection or enhance existing infection. Use of a corticosteroid medication in the treatment of patients with a history of herpes simplex requires great caution. Use of ocular steroids may prolong the course and may exacerbate the severity of many viral infections of the eye (including herpes simplex). Fungal infections of the cornea are particularly prone to develop coincidentally with long-term local steroid application. Fungus invasion must be considered in any persistent corneal ulceration where a steroid has been used or is in use. In clinical trials, the most common adverse drug reactions were eye pain (1%) and posterior capsular opacification (1%). These reactions may have been the consequence of the surgical procedure.

Please see full Prescribing Information at www.inveltys.com

About Kala Pharmaceuticals

Kala is a commercial-stage biopharmaceutical company focused on the discovery, development, and commercialization of innovative therapies for diseases of the eye. Kala has applied its AMPPLIFY® mucus-penetrating particle (MPP) Drug Delivery Technology to two ocular therapies, EYSUVIS® (loteprednol etabonate ophthalmic suspension) 0.25% for the short-term (up to two weeks) treatment of signs and symptoms of dry eye disease and INVELTYS® (loteprednol etabonate ophthalmic suspension) 1% for the treatment of post-operative inflammation and pain following ocular surgery. The Company also has a pipeline of development programs including a clinical-stage secretome product candidate initially targeting persistent corneal epithelial defects (PCED) and multiple proprietary NCE preclinical development programs targeted to address unmet medical needs, including both front and back of the eye diseases. Kala plans to submit an investigational new drug application with the FDA for KPI-012 and, subject to regulatory clearance, commence a Phase 2/3 clinical trial for PCED in the United States in third quarter of 2022. For more information on Kala, please visit www.kalarx.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Any statements in this press release about Kala’s future expectations, plans and prospects, including but not limited to statements about Kala’s acquisition of Combangio and the other transactions contemplated by the acquisition of Combangio and any other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments, including statements related to Kala’s expectations with respect to the potential financial impact and benefits of the acquisition of Combangio, expectations with respect to potential advantages of KPI-012, the future development or commercialization of KPI-012, conduct and timelines of clinical trials, the clinical utility of KPI-012 for PCEDs, plans for regulatory filings, the market opportunity for KPI-012 for PCEDs and other indications, plans to pursue research and development of KPI-012 for other indications, expectations regarding the growth in EYSUVIS and INVELTYS prescriptions and revenue over time, estimates regarding anticipated product revenue and planned cost containment measures, Kala’s plans to progress its pipeline of preclinical development programs targeted to address front and back of the eye diseases, the sufficiency of Kala’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the impact of extraordinary external events, such as the current pandemic health event resulting from the novel coronavirus (COVID-19), and their collateral consequences, including disruption of the activities of Kala’s sales force and the market for EYSUVIS and INVELTYS; whether Kala will be able to successfully implement its commercialization plans for EYSUVIS and INVELTYS; whether the market opportunity for EYSUVIS and INVELTYS is consistent with Kala’s expectations and market research; Kala’s ability execute on the commercial launch of EYSUVIS on the timeline expected, or at all, including obtaining and increasing Commercial and Medicare Part D payor coverage; whether Kala will be able to generate its projected net product revenue on the timeline expected, or at all; Kala’s ability to realize the anticipated benefits of the acquisition of Combangio, including the possibility that the expected benefits, synergies and growth prospects from the acquisition of Combangio will not be realized or will not be realized within the expected time period or at all, negative effects of the announcement of the acquisition of Combangio on the market price of Kala’s common stock, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the acquisition of Combangio, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, whether results of the Phase 1b clinical trial of KPI-012 will be indicative of results for any future clinical trials and studies of KPI-012, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, whether regulatory or commercial milestones are achieved, Kala’s ability to successfully integrate Combangio’s business into its business, Kala’s ability to retain and hire key personnel, the risk that disruption resulting from the acquisition of Combangio may adversely affect its business and business relationships, including with employees and suppliers, the sufficiency of cash resources and need for additional financing and other important factors, any of which could cause the Kala’s actual results to differ from those contained in the forward-looking statements, discussed in the “Risk Factors” section of Kala’s Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q and other filings Kala makes with the Securities and Exchange Commission. These forward-looking statements represent the Company’s views as of the date of this release and should not be relied upon as representing the Kala’s views as of any date subsequent to the date hereof. Kala does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Jill Steier

jill.steier@kalarx.com

781-810-4086

Hannah Deresiewicz

hannah.deresiewicz@sternir.com
212-362-1200

Financial Tables

Kala Pharmaceuticals, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2021	2020
Cash, cash equivalents and short-term investments	$124,503	$153,540
Total assets	193,814	221,606
Working capital (1)	121,891	149,154
Long-term debt, net of discounts	78,491	72,243
Other long-term liabilities	26,659	27,143
Total stockholders’ equity	61,469	99,995

(1)	The Company defines working capital as current assets less current liabilities. See the Company's consolidated financial statements for further information regarding its current assets and current liabilities.

Kala Pharmaceuticals, Inc.

Consolidated Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Product revenues, net	$3,067	$2,220	$9,384	$4,124

Costs and expenses:
Cost of product revenues	908	701	2,679	1,814
Selling, general and administrative	25,349	23,893	81,034	54,602
Research and development	2,881	3,468	9,101	14,955
Total operating expenses	29,138	28,062	92,814	71,371
Loss from operations	(26,071)	(25,842)	(83,430)	(67,247)
Other income (expense):
Interest income	16	51	92	451
Interest expense	(2,072)	(2,157)	(6,304)	(6,419)
Loss on extinguishment of debt	—	—	(5,395)	—
Net loss	(28,127)	(27,948)	(95,037)	(73,215)
Net loss per share attributable to common stockholders—basic and diluted	$(0.43)	$(0.50)	$(1.49)	$(1.44)
Weighted average shares outstanding—basic and diluted	65,050,481	56,030,717	63,766,052	50,851,167

Kala Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss (GAAP)	$(28,127)	$(27,948)	$(95,037)	$(73,215)
Add-back: stock-based compensation expense	3,928	4,261	13,340	9,249
Add-back: non-cash interest	435	269	1,080	782
Add-back: depreciation and amortization	259	220	763	674
Add-back: loss on extinguishment of debt	—	—	5,395	—
Non-GAAP net loss	$(23,505)	$(23,198)	$(74,459)	$(62,510)

Cost of product revenues (GAAP)	$908	$701	$2,679	$1,814
Less: stock-based compensation expense	38	32	109	60
Less: depreciation and amortization	13	13	39	39
Non-GAAP cost of product revenues	$857	$656	$2,531	$1,715

Selling, general and administrative expenses (GAAP)	$25,349	$23,893	$81,034	$54,602
Less: stock-based compensation expense	3,021	3,244	10,410	6,930
Less: depreciation and amortization	185	150	553	450
Non-GAAP selling, general and administrative expenses	$22,143	$20,499	$70,071	$47,222

Research and development expenses (GAAP)	$2,881	$3,468	$9,101	$14,955
Less: stock-based compensation expense	869	985	2,821	2,259
Less: depreciation and amortization	61	57	171	185
Non-GAAP research and development expenses	$1,951	$2,426	$6,109	$12,511

Total operating loss (GAAP)	$(26,071)	$(25,842)	$(83,430)	$(67,247)
Add-back: stock-based compensation expense	3,928	4,261	13,340	9,249
Add-back: depreciation and amortization	259	220	763	674
Non-GAAP total operating loss	$(21,884)	$(21,361)	$(69,327)	$(57,324)